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                                                                    EXHIBIT 99.I

                               -----------------
                               HALE AND DORR LLP
                               -----------------


                              Counsellors at Law

                 60 State Street, Boston, Massachusetts 02109
                       617-526-6000 .  fax 617-526-5000





                                                     April 28, 1999



HSBC Funds Trust
3435 Stelzer Road
Suite 1000
Columbus, Ohio  43219-8001

Ladies and Gentlemen:

         The HSBC Funds Trust (formerly, Mariner Funds Trust) (the "Trust"), is a Massachusetts business trust created under a Declaration of Trust dated October 31, 1985, as amended and restated on March 1, 1996 and further amended and restated on May 1, 1988 (as so amended and restated, the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, $0.001 par value per share.

         The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant to
Article V, Section 5.1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares as they deem necessary or desirable. Pursuant to Article V,
Section 5.4 of the Declaration of Trust, the Trustees are empowered in their discretion to issue shares of any series without action or approval of the shareholders. As of the date of this opinion, the Trustees have established four series of shares designated "Cash Management Fund", "Government Money Market Fund", "U.S. Treasury Money Market Fund" and "New York Tax-Free Money Market Fund".

         The Trustees have voted to authorize the officers of the Trust to determine the appropriate number of shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such shares.
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         We have examined the Declaration of Trust and By-Laws of the Trust, a
certificate of the Trust's secretary concerning resolutions of the Board of Trustees relating to the authorization and issuance of shares of beneficial interest of the Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

         Our opinion below, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires notice of such disclaimer to be given in each note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or any officers of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust.

         We are of the opinion that all necessary Trust action precedent to the issuance of the shares of beneficial interest of the Trust has been duly taken, and that all such shares may legally and validly be issued for among other things, cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration therefor in accordance with terms described in the Declaration of Trust, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

         We consent to your filing this opinion with the Securities and Exchange Commission as an exhibit to any amendment to the Trust's registration statement with the Commission. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.

                                        Very truly yours,

                                        /s/ Hale and Dorr LLP

                                        Hale and Dorr LLP